As Filed with the Securities and Exchange Commission on November 27, 1998
                                                    REGISTRATION NO. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           SNYDER COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


   DELAWARE                           7389                        52-1983617
(State or other           (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of              Classification Number)             Identification
incorporation or                                                    Number)
 organization)

                              Two Democracy Center
                        6903 Rockledge Drive, 15th Floor
                            Bethesda, Maryland 20817
                                 (301) 468-1010
  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)


                               A. Clayton Perfall
                             Chief Financial Officer
                              Two Democracy Center
                        6903 Rockledge Drive, 15th Floor
                            Bethesda, Maryland 20817
                                 (301) 468-1010
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             Norman D. Chirite, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: |X|

                             -----------------------
                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                           Proposed
                                         Amount       Proposed Maximum      Maximum
Title of Each Class of                    to be        Offering Price      Aggregate              Amount of
Securities to be Registered             Registered       Per Unit(1)     Offering Price(1)    Registration Fee(2)

------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value           3,425,610         $34.875         $119,468,149              $33,213
==================================================================================================================



(1) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average high and low sale prices of the common stock, par value $0.001 per share, of Snyder Communications, Inc. (the "Snyder Common Stock") as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape on November 23, 1998.
(2) The registration fee for the Snyder Common Stock registered hereby, $33,213, has been calculated pursuant to Section 6(b) of, and Rule 457(c) under, the Securities Act, as follows: 0.000278, multiplied by the product of: (x) $34.875, the average of the high and low sale prices per share of Snyder Common Stock as reported on the NYSE Composite Tape on November 23, 1998 and (y) 3,425,610.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================


NYFS01...:\07\74807\0003\1819\REG0168J.16D

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                 Subject to Completion, Dated November 27, 1998


PROSPECTUS


                           SNYDER COMMUNICATIONS, INC.

                        3,425,610 Shares of Common Stock



      The stockholders identified in this Prospectus are offering to sell up to 3,425,610 shares of Common Stock of Snyder Communications, Inc. Snyder will not receive any of the proceeds from such sales.

      The selling stockholders propose to sell the shares from time to time in public or private transactions occurring on or off the New York Stock Exchange, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts.

      The selling stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event any profit on the sale of shares by those selling stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

      Snyder's Common Stock is listed on the New York Stock Exchange under the symbol "SNC". On November 23, 1998, the closing price of the Common Stock was $35.5625 per share.


      You should consider carefully the risk factors beginning on page 5 before making a decision to purchase our stock.




      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is criminal offense.









              The date of this Prospectus is             , 1998.

      You should rely only on the information provided or incorporated by reference in this Prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of such documents.


                              --------------------

                                TABLE OF CONTENTS
                                                                  Page
                                                                  ----

About This Prospectus..............................................2
Where You Can Find More Information................................2
The Company........................................................4
Risk Factors.......................................................5
Use of Proceeds....................................................11
Selling Stockholders...............................................12
Plan of Distribution...............................................14
Legal Matters......................................................15
Experts............................................................15


                              ABOUT THIS PROSPECTUS

     This Prospectus is a part of a registration statement (the "Registration Statement") that we have filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf registration" process. You should read both this Prospectus and any supplement together with additional information described under "Where You Can Find More Information."

      All references in this Prospectus to "Snyder, the "Company," "we," "us," or "our" mean Snyder Communications, Inc., including the entities acquired by the Company and its other directly and indirectly owned subsidiaries. Unless otherwise indicated, all information in this Prospectus assumes that each of the entities acquired by the Company through a pooling of interests transaction was a wholly-owned subsidiary of the Company.

                       WHERE YOU CAN FIND MORE INFORMATION

     Snyder files annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

     Snyder has filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not include all the information contained in the Registration Statement and its exhibits. For further information with respect to Snyder and the Common Stock, you should consult the Registration Statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     The following documents filed by Snyder with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act (File No. 1-12145) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of the offering are incorporated by reference:

      (i) Snyder's Registration Statement on Form S-3 (Registration No. 333-50929), as amended;

      (ii) Snyder's Annual Report on Form 10-K for its fiscal year ended December 31, 1997;

      (iii) Snyder's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

      (iv) Snyder's Current Reports on Form 8-K filed with the SEC on January 21, 1998, February 18, 1998, March 31, 1998, April 3, 1998 (filed, as amended, on May 15, 1998), May 5, 1998, May 20, 1998, May 21,
            1998, September 14, 1998 (filed, as amended, on November 13, 1998), September 25, 1998 and November 27, 1998; and

      (v) the description of the Common Stock contained in Snyder's Registration Statement on Form 8-A, filed with the SEC on September 9, 1996, including any amendment or report filed for the purposes of updating such description.

     We will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies can be made by writing or telephoning us at Two Democracy Center, 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817; Attention: Secretary, telephone number (301) 468-1010.

                                   THE COMPANY

     Because this is a summary, it does not contain all the information about Snyder that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this Prospectus.

     Snyder is a rapidly growing international provider of complete marketing solutions primarily to Fortune 500 size companies. We integrate our various capabilities, including our proprietary distribution channels, producing value-added marketing solutions. We identify high value market segments; design and implement marketing programs to reach them; initiate and close sales on behalf of our clients; and provide customer care, retention and loyalty marketing services. Our resources include:

      o  proprietary databases of targeted consumers and small businesses
      o  database management services
      o  pharmaceutical detailing services
      o  pharmaceutical consulting
      o  medical educational communications
      o  proprietary product sampling programs and publications
      o  sponsored information displays in proprietary locations
      o  marketing program consultants
      o  creative services
      o  field sales and marketing representatives
      o  customer service representatives
      o  interactive services, and
      o  direct mail and fulfillment capabilities.

     Since completing our initial public offering in September 1996, we have significantly expanded the range of marketing and sales services we are able to offer our clients. We have accomplished this expansion both by building and initiating new programs or service offerings and by acquiring businesses that offer complementary services. We have combined the service offerings of acquired companies with those we previously offered to create three operating groups:
Healthcare Services; Direct Services; and Creative Services. Utilizing the service offerings of our three operating groups, our goal is to provide integrated marketing solutions for our clients.

     During 1997 and 1998, we made strategic acquisitions to broaden the range of services we provide to clients, to expand the geographic reach of our services and to enhance our clients' access to strategic consumer groups. To complement and supplement our existing management depth, we retained key members of management at many of the acquired companies.

     We believe that we are well positioned to capitalize on increased demand for marketing services due to the outsourcing of marketing and sales functions, changes in the regulatory environment and increased demand for marketing services in Europe by providing our clients with integrated global marketing solutions and the capability to reach strategic consumer groups, including aging baby-boomers, multicultural populations and young consumers. In order to capitalize on this increased demand for marketing services and to continue our growth, we plan to broaden the range of services offered to existing and future clients, expand our global presence, increase the scale of our services and pursue strategic acquisitions.

     Our corporate headquarters are located at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland, 20817, and our telephone number is (301) 468-1010.
                          -----------------------------

     For additional information relating to our business, operations, properties, certain acquisitions and other matters, see the documents referred to above under "Where You Can Find More Information."

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information contained and incorporated by reference in this Prospectus before purchasing our shares. Certain statements in this Prospectus and in documents incorporated by reference in this Prospectus are forward-looking and are identified by the use of forward-looking words or phrases such as "plan," "planned," "intend," "intended," "will be positioned," "expect," is or are "expected," "anticipate" and "anticipated." These forward-looking statements are based on our current expectations. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the following risk factors are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

Growth Through Acquisitions

     We plan to continue to supplement our growth through acquisitions of complementary businesses. Since the beginning of 1998, we have completed several strategic acquisitions. In most instances, we have issued shares of Common Stock as consideration. We are currently evaluating several additional acquisitions and expect to continue to consider growth opportunities through additional acquisitions that may involve payments in cash or the issuance of additional shares of Common Stock, although there are no definitive arrangements or agreements to do so at this time. We cannot assure you that we will have sufficient capital resources to continue to pursue this aspect of our growth strategy or that our Common Stock will remain an attractive acquisition currency. We also cannot assure you that we will successfully identify, complete or integrate additional acquisitions or that any companies that we have acquired or may acquire, including our recent acquisitions, will perform as expected or will contribute significant revenues or profits to us. We may also, in the future, face increased competition for acquisition opportunities, which may inhibit our ability to consummate suitable acquisitions on terms favorable to us.

Integration of Acquisitions

     Since our initial public offering in September 1996, we have completed numerous acquisitions of complementary businesses. The services provided by the acquired companies, although complementary, differ in varying degrees from the services we offered prior to acquiring these companies. We cannot assure you that we will achieve the anticipated benefits with respect to the clients and targeted markets of these acquisitions. Prior to our initial public offering, we had limited experience in acquiring businesses. We cannot give any assurance that we will be able to manage successfully our new service areas, the employees of such service areas or the client bases supported by such service areas. If we are unable to integrate and manage acquired businesses successfully, this could have a material adverse effect on our business, financial condition and results of operations.

Management of Growth

     We have grown rapidly over the past several years. Our continued growth depends to a significant degree on our ability to successfully utilize our existing infrastructure to perform services for other clients, as well as on our ability to develop and successfully implement new marketing methods or channels for new services. Our continued growth will also depend on a number of other factors, including our ability to maintain the high quality of the services we provide to our customers and to increase our penetration with existing customers; to recruit, motivate and retain qualified personnel; and to economically train existing sales representatives or recruit new sales representatives. Our continued growth will also require us to implement enhanced operational and financial systems and additional management resources. We cannot assure you that we will be able to manage our expanding operations effectively or that we will be able to maintain our growth. If we are unable to manage growth effectively, this could materially adversely affect our business, financial condition and results of operations.

Risk Associated with International Operations and Expansion

     In March 1997, we made our first international acquisition. We have since acquired a number of companies in the United Kingdom and continental Europe. A key component of our growth strategy is continued international expansion. We cannot give any assurance that we will be able to successfully acquire companies, integrate acquired companies or successfully introduce new services into these markets in order to expand our international operations. In addition, there are certain risks inherent in conducting international business, including:

      o  exposure to currency fluctuations
      o  difficulties in complying with a variety of foreign laws
      o  unexpected changes in regulatory requirements
      o  difficulties in staffing and managing foreign operations, and
      o  potentially adverse tax consequences.

     We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and consequently on our business, financial condition and results of operations.

Reliance on Significant Clients

     Our ten largest current clients, based on revenues for the nine months ended September 30, 1998, listed alphabetically, are Abbott Laboratories, Astra Pharmaceuticals, Bayer, Bristol Myers Squibb, Eli Lilly, GTE, McDonald's, Procter & Gamble, Volkswagen of America and Zeneca. These clients accounted for 31.6% of our revenues for the nine months ended September 30, 1998. We provide services to many of our most significant clients under multi-year contracts. As is typical in the industry, clients may cancel our multi-year contracts on specified notice periods. As a result, we cannot assure you that our most significant clients will continue to do business with us over the long term. If any of our significant clients elect not to renew their contracts, it could have a material adverse effect on our results of operations.

Adverse Effect of Foreign Exchange Rates on Results of Operations

     As a result of a number of acquisitions in the United Kingdom and continental Europe, approximately 30.9% of our revenues in 1997 were from outside of the United States, the majority of which were denominated in British pounds and French francs. The U.S. dollar value of our revenues varies with currency exchange rate fluctuations. Significant increases in the value of the U.S. dollar relative to the British pound or French franc could have a material adverse effect on our results of operations. We continually evaluate our exposure to exchange rate risk but do not currently hedge this risk.

Dependence on Trend Toward Outsourcing

     Our business and growth depend in large part on the trend toward outsourcing of marketing services. We can give no assurance that this trend in outsourcing will continue, as companies may elect to perform such services internally. A significant change in the direction of this trend generally, or a trend in the pharmaceutical or telecommunications industries, not to use, or to reduce the use of, outsourced marketing services, such as those that we provide, would have a material adverse effect on our business.

Competitive and Fragmented Industry

     The industry in which we compete is highly competitive and fragmented. We compete with other providers of sales and marketing media, such as direct mail, television, radio and other media. We also compete with the internal marketing capabilities of clients and prospective clients. We compete as well with other marketing services firms, ranging in size from very small firms offering special applications or short-term projects to large independent firms. A number of competitors have certain capabilities and resources equal to or greater than we do. We cannot assure you that, as our industry continues to evolve, additional competitors with greater resources than us will not enter the industry (or particular segments of the industry) or that our clients will not choose to conduct more of their targeted marketing services internally or through alternative marketing providers. Although we intend to monitor industry trends and respond accordingly, we cannot assure you that we will be able to anticipate and successfully respond to such trends in a timely manner. In addition, many of our initial sources for names in our databases could also be available to a competitor wishing to develop a data delivery business.

Dependence on Labor Force

     Many aspects of our business are very labor intensive and experience high personnel turnover. Many of our employees receive hourly wages plus commissions, if earned. A higher turnover rate among our employees would increase our recruiting and training costs and decrease operating efficiencies and productivity. Our operations typically require specially trained persons, such as those employees and independent contractors in the pharmaceutical detailing business and those employees who market services and products in languages other than English. Growth in our business will require us to recruit and train qualified personnel at an accelerated rate from time to time. The labor markets for quality personnel are competitive, and we cannot assure you that we will be able to continue to hire, train and retain a sufficient labor force of qualified persons.

Reliance on Technology; Risk of Business Interruption

     We have invested significantly in sophisticated and specialized computer and telecommunications technology and have focused on the application of this technology to provide customized solutions to meet many of our clients' needs. We have also invested significantly in sophisticated end-user databases and software that enable us to market our clients' products to targeted markets. We anticipate that it will be necessary to continue to select, invest in and develop new and enhanced technology and end-user databases on a timely basis in the future in order to maintain our competitiveness. In addition, our business is dependent on our computer and telephone equipment and software systems, and the temporary or permanent loss of these equipment or systems, through casualty or operating malfunction, or a significant increase in the cost of telephone services that is not recoverable through an increase in the price of our services, could have a material adverse effect on our business. Our property and business interruption insurance may not adequately compensate us for all losses that we may incur in any such event.

Dependence on Key Personnel

     Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly Daniel M. Snyder, our Chairman of the Board of Directors and Chief Executive Officer. We cannot assure you that we will be able to retain the services of these officers and employees. Failure by us to retain the services of Mr. Snyder or of other key personnel could have a material adverse effect on our business. We have employment agreements with certain executive officers, including Mr. Snyder, and also have non-competition agreements with certain key personnel, including each of our executive officers. Courts, however, are at times reluctant to enforce such non-competition agreements. In addition, many of our executive officers and other key personnel are either participants in our 1996 Stock Incentive Plan or holders of a significant amount of Common Stock (as is the case with Mr. Snyder). We believe that these interests increase the incentives these key employees have to remain with us. In order to support our growth, we will need to effectively recruit, hire, train and retain additional qualified management personnel. Inability by us to attract and retain the necessary personnel could have a material adverse effect on our business.

Government Regulation

     Several industries in which our clients operate are subject to varying degrees of governmental regulation, particularly the pharmaceutical, healthcare and telecommunications industries. Generally, compliance with these regulations is the responsibility of our clients. However, we could be subject to a variety of enforcement or private actions for our failure or the failure of our clients to comply with these regulations.

     In connection with the handling and distribution of samples of pharmaceutical products, the Medical Services group is subject to regulation by its clients, the Prescription Drug Marketing Act of 1987 and other applicable federal, state and local laws and regulations in the United States and certain regulations of the United Kingdom, France, Germany and the European Union. Pharmaceutical manufacturers and the health care industry in general are subject to significant U.S. federal and state, U.K., French, German and European Union regulation. In particular, regulations affecting the pricing or marketing of pharmaceuticals could make it uneconomic or infeasible for pharmaceutical companies to market their products through medical marketing detailers. Other changes in the domestic and international regulation of the pharmaceutical industry could also have a material adverse effect on the Healthcare Services group.

     Our physician education services are also subject to a variety of federal and state regulations relating to both the education of medical professionals and sales of pharmaceuticals. Any changes in these regulations or their application could have a material adverse effect on the Healthcare Services group.

     From time to time state and federal legislation is proposed with regard to the use of proprietary databases of consumer and health groups. The fact that we generate and receive data from many sources increases the uncertainty of the regulatory environment. As a result, there are many ways both domestic and foreign governments might attempt to regulate our use of our data. Any such restriction could have a material adverse affect on the Direct Services group.

     In addition, the Direct Services group is subject to a large number of federal and state regulations. The Federal Communications Commission (the "FCC") rules under the Federal Telephone Consumer Protection Act of 1991 limit the hours during which telemarketers may call consumers and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Protection Act of 1994 broadly authorizes the Federal Trade Commission to issue regulations prohibiting misrepresentation in telephone sales.

     One of the significant regulations of the FCC applicable to long distance carriers, including our telecommunication clients, prohibits the unauthorized switching of subscribers' long distance carriers. The FCC may impose a fine of up to $100,000 for each instance of unauthorized switching. In order to prevent unauthorized switches, federal law requires that switches authorized over the telephone, such as through our teleservices, be verified contemporaneously by a third party. Third-party verification generally is not required for switches obtained in person, such as those obtained by members of our Direct Services field sales force. We designed our training and other procedures to prevent unauthorized switching. However, as with any field sales force, we cannot completely ensure that each employee will always follow our mandated procedures. Accordingly, it is possible that employees may in some instances engage in unauthorized activities, including unauthorized switching. To our knowledge, the FCC has not brought any formal complaint against us or any of our clients as a result of our services. If any complaints were brought, our clients might assert that these complaints constituted a breach of their agreement with us and, if material, seek to terminate the contract. Legislation currently pending in Congress would increase penalties against carriers that engage in unauthorized switching of subscribers' long distance carriers and would impose additional procedural safeguards to ensure against such unauthorized switches. If such proposed legislation is enacted, compliance with the additional procedural safeguards could increase the costs associated with the Direct Services group's marketing efforts on behalf of its telecommunications clients.

     The services we offer outside the United States may be subject to certain regulations of the United Kingdom, France, Germany and the European Union, including regulations relating to inbound and outbound teleservices, advertising content, promotions of financial products, activities requiring customers to send money with mail orders and the maintenance and use of customer data held on databases. In addition, we operate a small U.K. printing facility which is subject to certain environmental regulations regarding the storage and disposal of certain chemicals involved in the printing process. We believe that our operations outside the United States are substantially in compliance with applicable regulations. We can give no assurance, however, that additional U.K., French, German or European Union legislation, or changes in the regulatory implementation, would not limit our international activities or significantly increase the cost of regulatory compliance.

Potential Fluctuations in Our Quarterly Operating Results

     Our quarterly revenues and operating income may vary as a result of many factors, including:

     o   the timing of clients' marketing campaigns
     o   the implementation of new products or services
     o the general and administrative expenses to acquire and support new business, and
     o changes in our revenue mix among our various service offerings and geographic locations.

     In connection with certain contracts, we could incur costs in periods prior to recognizing revenue under those contracts. In addition, we must plan our operating expenditures based on revenue forecasts, and a revenue shortfall below the forecast in any quarter would be likely to affect adversely our operating results for that quarter.

Shares Eligible for Future Sale and Registration Rights

     As of November 24, 1998, an aggregate of 69,767,111 shares of our Common Stock were outstanding. Of the outstanding shares, 32,472,353 shares are freely transferable without restriction or further registration under the Securities Act, 3,425,610 shares owned by the selling stockholders identified in this Prospectus (the "Selling Stockholders") are offered for resale pursuant to this Prospectus and 33,869,148 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold other than pursuant to an effective registration statement under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act, or subject to the volume limitations of Rule 144 under the Securities Act. In addition, shares of Common Stock to be issued upon the exercise of certain options will be freely transferable upon such exercise.

     Pursuant to agreements, Daniel M. Snyder and certain other stockholders of Snyder have registration rights with respect to their shares of Common Stock. If these stockholders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Stock.

     Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and our ability to raise additional capital or engage in business combinations through sales of additional shares of Common Stock.

Control by Principal Stockholders

     Daniel M. Snyder, our Chairman of the Board of Directors and Chief Executive Officer, and Michele D. Snyder, our Vice Chairman, President, Chief Operating Officer and a director, beneficially own approximately 13.8% and 4.8%, respectively, of the outstanding shares of Common Stock. As a result, Mr. Snyder individually, and he and Ms. Snyder if they act in concert, can exercise substantial influence over our business through their voting power with respect to the election of directors and all other matters requiring action by stockholders. This concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of Snyder.

Effect of Certain Charter and Bylaw Provisions

     Our Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by our stockholders to change management more difficult. These provisions include the requirement that our stockholders follow an advance notification procedure for certain stockholder nominations of candidates for our Board of Directors (the "Board") and for new business to be conducted at any meeting of the stockholders. In addition, the Certificate of Incorporation allows the Board to issue up to 5,000,000 shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of any preferred shares that we may issue in the future may adversely affect the rights of the holders of Common Stock. While we have no present intention to issue any shares of preferred stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, we are subject to certain anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of discouraging, delaying or preventing a change of control of Snyder.

Volatility of Our Stock Price and Absence of Dividends

     The public trading market for our Common Stock was first established after our initial public offering in September 1996. Between the date of our initial public offering and November 26, 1998, the Common Stock has traded at a high of $54.19 per share and a low of $17.75 per share.

     Future announcements concerning Snyder or our competitors, including quarterly results, innovations, new product introductions, governmental regulation, litigation or changes in earnings estimates published by analysts may cause the market price of the Common Stock to fluctuate significantly. The stock market has at various times experienced extreme price and volume fluctuations that have particularly affected the market price for many emerging growth companies that often have been unrelated to the operating performance or prospects of these companies. These fluctuations, as well as general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of the Common Stock. We cannot assure you that the market price of the Common Stock will not decline below its present market price. The market price of the Common Stock is based on anticipated future earnings growth. Furthermore, we rely on a core group of key customers. Any loss of any of these customers could be detrimental to the market price of the Common Stock. See "-Reliance on Significant Clients." The future market price of the Common Stock will depend on delivering results anticipated by public investors. Any failure to meet specific expectations may cause the market price of the Common Stock to decline.

Year 2000

     We are currently assessing our systems and equipment and are in the process of making the modifications necessary to address the issues presented by the Year 2000 issue. We expect to incur no more than $3.0 million in capital expenditures in 1998 with respect to system upgrades which are designed in part to address specific Year 2000 requirements. We do not expect expenditures incurred after 1998 for Year 2000 compliance to be material. If we acquire additional companies, we will need to evaluate how the Year 2000 issue will impact our future acquirees. If such expenditures exceed expectations or if a future acquiree requires substantial expenditures to address its Year 2000 issues, this could adversely affect our financial results. We cannot assure you that our systems or the systems of other companies on which our systems rely will be timely installed or converted. Although we are not certain of the impact on us of failure of our significant customers or vendors to achieve Year 2000 compliance in a timely or effective manner, such failure could materially adversely affect our business and results of operations.

The Euro Conversion

     On January 1, 1999, eleven member countries of the European Union are scheduled to establish fixed conversion rates between their national currencies and the "euro," which will ultimately result in the replacement of the currencies of these participating countries with the euro (the "Euro Conversion"). Given the extent of the services we currently provide in continental Europe and the nature of those services, we currently do not expect the introduction of the euro to have a material impact on our operations or cash flows. However, uncertainties exist as to the effects the euro currency may have on our European clients, as well as the impact of the Euro Conversion on the economies of the participating countries. In addition, the increased price transparency that will be caused by the introduction of the euro may negatively impact our pricing strategies in different participating countries. We will continue to evaluate the impact of the introduction of the euro as we continue to expand our services and the European locations in which we operate.

                                 USE OF PROCEEDS

     The shares are being offered by this Prospectus only for the accounts of the Selling Stockholders pursuant to certain registration rights agreements. We will not receive any proceeds from the sale of the shares. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

      Certain Selling Shareholders listed below obtained their Snyder shares when we acquired Clinical Communications Group Inc. on August 31, 1998, and certain other Selling Stockholders listed below obtained their Snyder shares when we acquired Response Marketing Group, LLC and Response Analytics, Inc. on October 1, 1998. In connection with each of these acquisition, we entered into a shelf registration rights agreement (collectively, the "Shelf Registration Rights Agreements") with each of the Selling Stockholders, under which we filed the Registration Statement of which this Prospectus forms a part and have also agreed to bear certain related expenses and to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the federal securities laws.

      We have filed with the SEC the Registration Statement of which this Prospectus forms a part to enable the sale by the Selling Stockholders of their Snyder shares from time to time on the NYSE, in the public market off the NYSE, in privately negotiated transactions or otherwise, as more fully described below under "Plan of Distribution." Under the Shelf Registration Rights Agreements, we agreed to use our best efforts to keep the Registration Statement continuously effective (subject to our right to require the Selling Stockholders to suspend their use of this Prospectus under certain circumstances), until all of the shares covered by the Registration Statement have been sold under the Registration Statement, or until such time as the Registration Statement has been effective for a period of up to 75 days in the aggregate, whichever comes first.

            The table below sets forth certain information regarding the ownership of Snyder shares by each Selling Stockholder prior to the offering and as adjusted to give effect to the sale of all of the shares offered hereby. The shares are being registered to permit public secondary trading of the shares and the Selling Stockholders may offer the shares for sale from time to time. See "Plan of Distribution."

 Former Shareholders of Acquired Companies Participating in this Registration

                                   Ownership at               Number of                   Ownership
                                November 23, 1998(1)            Shares                  After Offering
                             --------------------------        Covered               ---------------------
                              Number           Percent          by this               Number      Percent
Selling Stockholders         of Shares         of Class       Prospectus             of Shares    of Class
--------------------         ---------         --------       ----------             ----------   --------
Bankers Trust                216,273               *            216,273                   -          -
  Corporation

Bear, Stearns                866,286             1.2%           866,286                   -          -
  International Limited

Brentwood Associates         664,223               *            664,223                   -          -
  Buyout Fund II, L.P.

Brunton, Steve                14,210               *             14,210                   -          -

Carey, William                 1,355               *              1,355                   -          -

Corey A. Kupersmith          700,848             1.0%           250,000             450,848          *
  Trust

Coughlan, Tony                 2,960               *              2,960                   -          -

Crocco, Keith                  3,144               *              3,144                   -          -

Davidai, Giora                 1,184               *              1,184                   -          -

du Toit, Clement               5,921               *              5,921                   -          -

du Toit, Mechiel              12,578               *             12,578                   -          -

Flanagan, Margaret             1,701               *              1,701                   -          -

Gandt, Lois                    3,144               *              3,144                   -          -




                                     12

                                   Ownership at               Number of                   Ownership
                                November 23, 1998(1)            Shares                  After Offering
                             --------------------------        Covered               ---------------------
                              Number           Percent          by this               Number      Percent
Selling Stockholders         of Shares         of Class       Prospectus             of Shares    of Class
--------------------         ---------         --------       ----------             ----------   --------

Garrett, James M.             69,862               *             34,931                 34,931       *

Gaston, William C.            54,211               *             27,106                 27,105       *

Goldman, Sachs & Co.         217,886               *            216,286                  1,600       *

Hanig, James                   6,804               *              6,804                  -           -

Hardcastle, Charles            1,184               *              1,184                  -           -

HLT, L.C.                     27,875               *             13,937                 13,938       *

Holmes, Steven                 1,687               *              1,687                  -           -

Holt, B. Stuart, III           3,690               *              1,845                  1,845       *

Jaeger, Stephen O.            28,943               *             28,943                  -           -

Kiratsous, Nicholas           12,578               *             12,578                  -           -

Kudzy, Lynne                  12,578               *             12,578                  -           -

Kupersmith, Kenneth           12,578               *             12,578                  -           -

Lally, John P.                54,211               *             27,106                 27,105       *

Mata, Pedro                   12,934               *             12,934                  -           -

Merrill Lynch, Pierce,       234,786               *            216,286                 18,500       *
  Fenner & Smith
  Incorporated

Meryash, Michael               1,701               *              1,701                  -           -

Mock, Bradley                 24,420               *             24,420                  -           -

Morgan, George                 2,046               *              2,046                  -           -

Owens, Thomas                  1,701               *              1,701                  -           -

Popper, Richard               11,842               *             11,842                  -           -

Powell, Laurence H.          154,352               *             77,176                 77,176       *

Reid, Martin                   6,804               *              6,804                  -           -

Ruscoll, Jill                  3,144               *              3,144                  -           -

Scott, Gregory                 3,144               *              3,144                  -           -

Strapp, John                   2,960               *              2,960                  -           -

Sullivan, John                13,160               *             13,160                  -           -

Stoughton, Thomas B.          54,211               *             27,106                 27,105       *

Swift, Richard Ward           18,867               *             18,867                  -           -

T & H Enterprises, Inc.    1,096,237             1.6%           548,118                548,119       *

Topping, John A.               8,384               *              4,192                  4,192       *

Trost, Peter A., III           3,690               *              1,845                  1,845       *

Wallrabe, Horst                5,921               *              5,921                  -           -

1997 Tenebaum Family           1,701               *              1,701                  -           -
  Trust

--------------------------------------------------------------

*  Less than 1.0%

(1) Based upon 69,767,111 shares of Common Stock outstanding as of November 24, 1998.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders may sell the Snyder shares covered by this Prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may offer their shares for sale in one or more of the following transactions:

      o     on the NYSE
      o through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which any of the Snyder shares are then listed, admitted to unlisted trading privileges or included for quotation
      o     in privately negotiated transactions, or
      o     in a combination of such methods of sale.

      The Selling Stockholders may sell their shares directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, the broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Stockholders and/or the purchasers of the shares for whom they may act as agent or to whom they sell the shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. We have not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Stockholder and any broker-dealer or agent. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

      In connection with the distribution of the shares, certain of the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery of the shares to the broker-dealer. The Selling Stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may effect sales of the pledged shares.

      The Selling Stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of shares by a Selling Stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this Prospectus to any person who purchases any of the shares from or through such broker or dealer.

      Under the Shelf Registration Rights Agreements, Snyder is required to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and to take such further action as any holder of securities covered by the Shelf Registration Rights Agreements shall reasonably request to enable such holder to sell his securities without registration, including making publicly available the information necessary to permit sales of the securities pursuant to Rules 144 and 144A under the Securities Act.

      Under the Shelf Registration Rights Agreement, Snyder is required to bear all fees and expenses incurred in connection with the registration of the Snyder shares, except fees and expenses of the Selling Stockholders' counsel. Each of Snyder and the Selling Stockholders has agreed to indemnify the other against certain civil liabilities, including certain liabilities arising under the Securities Act and Exchange Act, or, to the extent such indemnification is unavailable or insufficient, to contribute to the amount paid or payable in connection therewith.

                                  LEGAL MATTERS

      The legality of the securities offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.


                                     EXPERTS

     The consolidated financial statements of the Company and the supplemental consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the related schedule included in the Company's Current Report on Form 8-K dated October 1, 1998 and incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports dated November 12, 1998 and November 25, 1998, respectively. In those reports, that firm states that with respect to the operations of Brann Holdings Limited and its subsidiaries and American List Corporation and its subsidiaries as of December 31, 1996 and for the years ended December 31, 1995 and 1996, their opinions are based on the reports of other independent public accountants, namely Price Waterhouse, Chartered Accountants and Registered Auditors and Grant Thornton LLP. The financial statements and related schedule as of December 31, 1996 and for the years ended December 31, 1995 and 1996 referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

      The consolidated financial statements of Brann Holdings Limited and its subsidiaries as of and for the two years ended December 31, 1996, have been audited by Price Waterhouse, Chartered Accountants, as set forth in its report thereon incorporated by reference herein.

      The consolidated financial statements of American List Corporation and its subsidiaries as of February 28, 1997 and for each of the years in the two-year period then ended, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in its report thereon incorporated by reference herein.

===========================================   ==================================

YOU SHOULD RELY ONLY ON THE INFORMATION           SNYDER COMMUNICATIONS, INC.
PROVIDED OR INCORPORATED BY REFERENCE IN
THIS PROSPECTUS OR ANY SUPPLEMENT. WE
HAVE NOT AUTHORIZED ANYONE ELSE TO
PROVIDE YOU WITH ADDITIONAL OR DIFFERENT               3,425,610 Shares
INFORMATION. THE COMMON STOCK IS NOT
BEING OFFERED IN ANY STATE WHERE THE
OFFER IS NOT PERMITTED. YOU SHOULD NOT
ASSUME THAT THE INFORMATION IN THIS                       Common Stock
PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE
AS OF ANY DATE OTHER THAN THE DATE ON
THE FRONT OF SUCH DOCUMENTS.


          Table of Contents
                                         Page
                                         ----

About This Prospectus..................... 2
Where You Can Find More Information....... 2              ------------
The Company............................... 4               PROSPECTUS
Risk Factors.............................. 5              ------------
Use of Proceeds...........................11
Selling Stockholders......................12
Plan of Distribution......................14
Legal Matters.............................15                     , 1998
Experts...................................15



===========================================   ==================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution


      The estimated amounts of the expenses of and related to offering are as follows:

      Registration Fee -- Securities and Exchange Commission...... $33,213
      Accounting fees and expenses................................   7,500
      Legal fees and expenses.....................................  15,000
      Miscellaneous............................................... $ 4,287
                                                                   -------

      Total....................................................... $60,000
                                                                   =======

Item 15. Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

      Snyder's Bylaws provide that Snyder shall indemnify, to the full extent and under the circumstances permitted by the DGCL in effect from time to time, any past, present or future director or officer, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent, or was serving in such capacities at another entity at the specific request of Snyder, on the same conditions provided by the DGCL. Snyder's Bylaws further provide that Snyder shall indemnify any such person in any threatened, pending or completed action or suit by or on behalf of Snyder under similar conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to Snyder. In addition, Snyder's Bylaws provide that the Board of Directors may also grant indemnification to any individual other than an officer or director, as it may determine in its sole discretion.

      As permitted by Section 102(b)(7) of the DGCL, Snyder's Certificate of Incorporation contains a provision eliminating the personal liability of a director to Snyder or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

      Snyder maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

      (a)  Exhibits

    Exhibit No.                   Description

      2.1 Agreement and Plan of Merger, dated as of March 18, 1997, among the Registrant, Snyder G Acquisition, Inc. and American List Corporation.(1)

      2.2 Recommended Offer by the Registrant for Brann Holdings Limited, dated March 21, 1997.(1)

      2.3 Agreement and Plan of Merger among the Registrant, Snyder Acquisition Corp., MMD, Inc. and the stockholders of MMD, Inc., dated as of January 6, 1997.(2)

      2.4 Share Sale and Purchase Agreement among the Registrant and the shareholders of Bounty Group Limited, dated as of July 13, 1997.(3)

      2.5 Agreement and Plan of Merger among the Registrant, Snyder Acquisition Corp. and Sampling Corporation of America, dated as of July 14, 1998.(4)

      2.6 Agreement and Plan of Merger among the Registrant, Snyder AR Acquisition, LLC, Arnold Communications, Inc. and the stockholders of Arnold Communications, Inc., dated as of March 25, 1998.(5)

      2.7 Agreement and Plan of Merger among the Registrant, Snyder CC Acquisition, Inc. and Clinical Communications Group Inc., dated as of August 26, 1998.(6)

      3.1   Certificate of Incorporation of the Registrant, as amended.(7)

      3.2   By-laws of the Registrant.(8)

      4.1 Instruments defining the rights of securityholders: Reference is made to exhibits 3.1 and 3.2.

      5 Opinion of Weil, Gotshal & Manges LLP as to the legality of the Common Stock.

      10.1 Shelf Registration Rights Agreement, dated August 31, 1998, among the Registrant and the stockholders party thereto.

      10.2 Shelf Registration Rights Agreement, dated October 1, 1998, among the Registrant and the stockholders party thereto.

      23.1 Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5). 23.2 Consent of Arthur Andersen LLP.

      23.3  Consent of Grant Thornton LLP.

      23.4 Consent of Price Waterhouse, Chartered Accountants and Registered Auditors.

      24 Power of Attorney (included as part of the signature page of this Registration Statement).

--------------

(1) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated March 18, 1997, and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated January 6, 1997, and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated July 13, 1997, and incorporated herein by reference.
(4) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated July 14, 1997, and incorporated herein by reference.
(5) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated March 25, 1998, and incorporated herein by reference.
(6) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated August 31, 1998, and incorporated herein by reference.
(7) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and incorporated herein by reference.
(8) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-7495), and incorporated herein by reference.

Item 17. Undertakings

      (a)     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 27th day of November, 1998.

                                          SNYDER COMMUNICATIONS, INC.

                                          By: /s/ Daniel M. Snyder
                                              ----------------------------------
                                              Daniel M. Snyder
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer



                               POWER OF ATTORNEY

      KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel M. Snyder, Michele D. Snyder and A. Clayton Perfall, and each and either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


       Signature                       Title                         Date
       ---------                       -----                         ----

/s/ Daniel M. Snyder          Chairman of the Board of        November 27, 1998
---------------------------   Directors and Chief
Daniel M. Snyder              Executive Officer



/s/ Michele D. Snyder         Vice Chairman, President,       November 27, 1998
---------------------------   Chief Operating Officer
Michele D. Snyder             and Director



/s/ A. Clayton Perfall        Chief Financial Officer         November 27, 1998
---------------------------   and Director
A. Clayton Perfall



/s/ David B. Pauken           Chief Accounting Officer        November 27, 1998
---------------------------   and Secretary
David B. Pauken



/s/ Mortimer B. Zuckerman     Director                        November 27, 1998
---------------------------
Mortimer B. Zuckerman

/s/ Fred Drasner              Director                        November 27, 1998
---------------------------
Fred Drasner



/s/ Philip Guarascio          Director                        November 27, 1998
---------------------------
Philip Guarascio



/s/ Mark E. Jennings          Director                        November 27, 1998
---------------------------
Mark E. Jennings

                                  EXHIBIT INDEX


    Exhibit No.                   Description
    -----------                   -----------

      2.1 Agreement and Plan of Merger, dated as of March 18, 1997, among the Registrant, Snyder G Acquisition, Inc. and American List Corporation.(1)

      2.2 Recommended Offer by the Registrant for Brann Holdings Limited, dated March 21, 1997.(1)

      2.3 Agreement and Plan of Merger among the Registrant, Snyder Acquisition Corp., MMD, Inc. and the stockholders of MMD, Inc., dated as of January 6, 1997.(2)

      2.4 Share Sale and Purchase Agreement among the Registrant and the shareholders of Bounty Group Limited, dated as of July 13, 1997.(3)

      2.5 Agreement and Plan of Merger among the Registrant, Snyder Acquisition Corp. and Sampling Corporation of America, dated as of July 14, 1998.(4)

      2.6 Agreement and Plan of Merger among the Registrant, Snyder AR Acquisition, LLC, Arnold Communications, Inc. and the stockholders of Arnold Communications, Inc., dated as of March 25, 1998.(5)

      2.7 Agreement and Plan of Merger among the Registrant, Snyder CC Acquisition, Inc. and Clinical Communications Group Inc., dated as of August 26, 1998.(6)

      3.1   Certificate of Incorporation of the Registrant, as amended.(7)

      3.2   By-laws of the Registrant.(8)

      4.1 Instruments defining the rights of securityholders: Reference is made to exhibits 3.1 and 3.2.

      5 Opinion of Weil, Gotshal & Manges LLP as to the legality of the Common Stock.

      10.1 Shelf Registration Rights Agreement, dated August 31, 1998, among the Registrant and the stockholders party thereto.

      10.2 Shelf Registration Rights Agreement, dated October 1, 1998, among the Registrant and the stockholders party thereto.

      23.1 Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5). 23.2 Consent of Arthur Andersen LLP.

      23.3  Consent of Grant Thornton LLP.

      23.4 Consent of Price Waterhouse, Chartered Accountants and Registered Auditors.

      24 Power of Attorney (included as part of the signature page of this Registration Statement).

--------------

(1) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated March 18, 1997, and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated January 6, 1997, and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated July 13, 1997, and incorporated herein by reference.
(4) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated July 14, 1997, and incorporated herein by reference.
(5) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated March 25, 1998, and incorporated herein by reference.
(6) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated August 31, 1998, and incorporated herein by reference.
(7) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and incorporated herein by reference.
(8) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-7495), and incorporated herein by reference.